Exhibit 2.02.01

Contacts:	Lawrence P. Ward, CEO	CORPORATE INVESTOR RELATIONS
	Margaret Torres, CFO	www.stockvalues.com
	805-239-5200	206.762.0993

NEWS RELEASE

HERITAGE OAKS BANCORP SECOND QUARTER EARNINGS INCREASE 38% TO A RECORD $1.6 MILLION

Paso Robles, CA - July 18, 2005 — Heritage Oaks Bancorp (Nasdaq: HEOP), the parent company of Heritage Oaks Bank, today reported record second quarter profits due to increased loan demand and a significant rise in its net interest margin. For the second quarter ended June 30, 2005, net income increased 38% to $1.6 million, or $0.37 per diluted share, compared to $1.2 million, or $0.27 per diluted share, in the second quarter a year ago. For the first six months of 2005, net income increased 48% to $3.0 million, compared to $2.0 million in the first half of 2004.

“We continue to see top and bottom line improvements, with revenues increasing 21%, loans expanding 23% and net income improving 38% from levels a year ago,” said Lawrence P. Ward, President and CEO. “Our efforts in reshaping the balance sheet continue to pay off, as we have been able to decrease the volume of time deposits as a percent of total deposits. Now more than 85% of our deposits are no or low-cost.”

2Q05 Operating Highlights:

•	Net income increased 38% to $1.6 million.
•	Revenues increased 21% to $7.3 million.
•	Net interest margin improved 81 basis points to 5.68%.
•	Non-interest demand deposits increased 19% to $192.2 million.
•	Pre-tax income rose 36% to $2.5 million.
•	Return on average tangible equity was 19.1%, return on average equity was 15.9% and return on average assets was 1.37%.
•	Net loans increased 23% to $362.1 million.
•	Non-performing loans were just 0.14% of total loans.

Operating Results

Second quarter revenues, consisting of net interest income before the provision for loan losses and non-interest income, increased 21% to $7.3 million, compared to $6.0 million in the second quarter of 2004. For the first half of the year, revenues increased 21% to $14.2 million, compared to $11.7 million in the same period a year ago. For the quarter, net interest income before the provision for loan losses increased 24% to $6.0 million, compared to $4.8 million in the second quarter of 2004. For the first half of the year, net interest income before the provision for loan losses increased 25% to $11.8 million, compared to $9.5 million in the same period of 2004. Interest and fees on loans increased 29% from the second quarter last year and 28% from the first six months of last year as loan demand continues improving.

“We have managed Heritage Oak’s assets and liabilities to take advantage of rising short-term interest rates, and as a result our net interest margin increased 81 basis points to 5.68% for the second quarter, from 4.87% in the second quarter last year,” said Ward. Heritage Oak’s net interest margin was 5.55% in the first quarter this year. The net interest margin for the first six months of 2005 expanded 70 basis points to 5.61% from 4.91% a year earlier.

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HEOP second quarter earnings increase 38%
July 18, 2005

Non-interest income increased 7% in the second quarter to $1.3 million, compared to $1.2 million the second quarter of 2004. For the first half of the year, non-interest income rose 8% to $2.4 million, compared to $2.2 million in the first half a year ago. Non-interest expense in the second quarter increased 10% to $4.6 million, from $4.1 million in the second quarter a year ago. Non-interest expense in the first half of the year increased 9% to $9.0 million, compared to $8.2 million in the same period a year ago. The efficiency ratio, which measures non-interest expenses as a percent of revenues, was 62.66% for the quarter, a 9% improvement from 68.55% in the second quarter of 2004.

Second quarter pre-tax income increased 36% to $2.5 million compared to $1.9 million in the second quarter of 2004. For the first six months of the year, pre-tax income rose 49% to $4.8 million, compared to $3.2 million in the first six months of 2004. Income taxes increased in the first half of 2005, due to Heritage Oaks’ increased earnings. The provision for income taxes was $933,000 for the second quarter and $1.8 million for the first half of 2005, compared to $700,000 and $1.2 million for the same respective periods a year ago.

Heritage Oaks generated a return on average equity of 15.94% in the second quarter, a 232 basis point improvement compared to 13.62% during the same period in 2004. Return on average assets was 1.37% in the second quarter, a 35 basis point improvement compared to 1.02% in the second quarter a year ago.

Balance Sheet

“We have seen excellent loan growth in San Luis Obispo and North Santa Barbara Counties as the Central California coast economy remains strong,” said Ward. “In addition, our non-performing loans continue to remain at historically low levels.” The allowance for loan losses was $3.6 million, or 0.99% of net loans outstanding at June 30, 2005, compared to $3.1 million or 1.07% of net loans outstanding at June 30, 2004. For the first six months of 2005, net charge-offs were $22 thousand, or .01% of net loans.

Total assets increased 7% to $498.6 million at June 30, 2005, compared to $464.5 million a year earlier. Total deposits grew 8% to $417.9 million, compared to $387.5 million at June 30, 2004. “Deposit growth in the second quarter of 2005 was very strong with non-interest bearing demand deposits leading the way, which increased 19% to $192.2 million,” added Ward. Shareholders’ equity increased 21% to $41.0 million, compared to $34.0 million a year ago. Book value per share increased to $9.98 at June 30, 2005, from $8.51 per share a year earlier. Tangible book value totaled $8.43 per share at June 30, 2005, compared to $6.73 a year earlier.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Banks beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Banks operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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HEOP second quarter earnings increase 38%
July 18, 2005

HERITAGE OAKS BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share date)
	For the three months		For the six months
	ended June 30,		ended June 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:

Interest and fees on loans	$6,493	$5,031	$12,616	$9,866
Investment securities	544	562	1,097	1,152
Federal funds sold and commercial paper	99	83	169	154
Time certificates of deposit	3	2	5	5
Total interest income	7,139	5,678	13,887	11,177

Interest Expense:

Now accounts	22	6	42	11
MMDA accounts	329	127	542	249
Savings accounts	25	24	42	47
Time deposits of $100 or more	91	58	173	119
Other time deposits	275	216	506	458
Other borrowed funds	382	402	803	840
Total interest expense	1,124	833	2,108	1,724

Net Interest Income Before Prov. for Possible Loan Losses	6,015	4,845	11,779	9,453
Provision for loan losses	180	35	360	205
Net interest income after provision for loan losses	5,835	4,810	11,419	9,248

Non-interest Income:
Service charges on deposit accounts	632	589	1,171	1,098
Gain of Sale of Securities	-	28	-	28
Other income	635	570	1,228	1,096
Total Non-interest Income	1,267	1,187	2,399	2,222

Non-interest Expense:
Salaries and employee benefits	2,408	2,129	4,656	4,174
Occupancy and equipment	640	628	1,252	1,263
Other expenses	1,515	1,378	3,078	2,798
Total Noninterest Expenses	4,563	4,135	8,986	8,235
Income before provision for income taxes	2,539	1,862	4,832	3,235
Provision for applicable income taxes	933	700	1,808	1,197
Net Income	$1,606	$1,162	$3,024	$2,038

Earnings per share:
Basic	$0.39	$0.29	$0.74	$0.51
Fully Diluted	$0.37	$0.27	$0.70	$0.48

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HEOP second quarter earnings increase 38%
July 18, 2005

HERITAGE OAKS BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands)
	30-Jun-05	30-Jun-04
ASSETS	Un-audited	Un-audited
Cash and due from banks	$16,460	$32,500
Federal funds sold	30,845	40,340
Money market funds	-	-

Total cash and cash equivalents	47,305	72,840

Interest bearing deposits other banks	298	498

Securities Available for sale	50,060	63,096
Federal Home Loan Bank Stock, at cost	1,844	1,828
Loans Held For Sale	7,444	3,454
Loans, net	362,103	293,810

Property, premises and equipment, net	10,797	10,020
Cash surrender value life insurance	7,559	6,998
Deferred Tax Assets	1,898	2,268
Goodwill	4,864	4,905
Core Deposit Intangible	1,734	2,232
Other assets	2,650	2,559

TOTAL ASSETS	$498,556	$464,508

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Demand, non-interest bearing	$192,209	$162,252
Savings, NOW, and money market deposits	164,331	155,340
Time deposits of $100 or more	16,570	21,865
Time deposits under $100	44,757	48,043
Total deposits	417,867	387,500

FHLB advances and other borrowed money	28,000	28,500
Securities Sold under Agreement to Repurchase	799	863
Notes Payable	-	3,500
Junior subordinated debentures	8,248	8,248
Other liabilities	2,599	1,921
Total liabilities	457,513	430,532

COMMITMENTS AND CONTINGENCIES	-

Stockholders' equity
Common stock, no par value;
20,000,000 shares authorized; issued and outstanding
4,114,458 and 3,990,401 for June 30, 2005
and June 30, 2004, respectively.	28,728	23,817
Retained earnings	12,139	10,506
Accumulated other comprehensive income	176	(347)
Total stockholders' equity	41,043	33,976

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$498,556	$464,508

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HEOP second quarter earnings increase 38%
July 18, 2005

HERITAGE OAKS BANCORP
HERITAGE OAKS BANCORP		QTD		QTD
		Jun-05		Jun-04
PROFITABILITY
Quarterly Net Income (in thousands)		$	$ 1,606	$1,162
Qtr EPS- Diluted		$	$ 0.37	$0.27
Efficiency Ratio	%		62.66%	68.55%
Operating Expenses compared to Average Assets	%		3.90%	3.62%
ROE- Return on Average Equity	%		15.94%	13.62%
ROTE- Return on Average Tangible Equity	%		19.10%	17.25%
ROA- Return on Average Assets	%		1.37%	1.02%
NIM- Net Interest Margin	%		5.68%	4.87%
Net Interest Income compared to Average Assets	%		5.14%	4.25%
Non-Interest Income compared to Total Net Revenue	%		17.39%	19.68%

CAPITAL
Leverage Ratio	%		8.92%	7.71%
Tier I Risk-Based Capital Ratio	%		9.83%	10.15%
Total Risk-Based Capital Ratio	%		10.71%	11.09%
ASSET QUALITY
Non-performing Loans compared to Total Net Loans	%		0.14%	0.34%
ALLL compared to Total Net Loans	%		0.99%	1.07%
Non-performing Loans as % of ALLL	%		13.78%	31.80%
Net Loan Losses compared to Average Net Loans	%		-0.003%	0.03%
Non-performing Loans compared to Primary Capital	%		1.20%	2.94%

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NOTE: Transmitted on Business Wire at 1:00 p.m. PDT on July 18, 2005.